                                                                                                  Exhibit 11
                                                                                                  ----------
                    CNF TRANSPORTATION INC.
               COMPUTATION OF PER SHARE EARNINGS

The following is the computation of fully-diluted earnings per share:
                                                            Three Months Ended            Six Months Ended
                                                                  June 30                      June 30
                                                             1997         1996            1997        1996
                                                                  (Dollars in thousands except per share data)
Net income available to common shareholders              $ 28,018     $ 11,473         $ 48,023    $  9,619

Non-discretionary adjustments under
  the if-converted method:
  Addback: Dividends on Series B preferred
    stock, net of tax benefits                              1,971        2,183            3,910       4,317
  Addback:  Dividends on preferred stock of
    subsidiary trust, net of tax benefits                     212           -               212          -
Less: Replacement funding adjustment on
    Series B preferred stock, net of tax
    benefits (1)                                           (1,672)      (1,633)          (3,309)     (3,301)
Net income available to common shareholders              $ 28,529     $ 12,023         $ 48,836    $ 10,635


WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares                                        46,001,492   44,004,494       45,614,045  43,976,483
  Equivalents: stock options                            1,425,908      871,674        1,425,908     922,080
  If converted:  Series B preferred stock               4,090,047    4,473,885        4,090,047   4,473,885
  If converted:  Preferred stock of
    subsidiary trust                                      694,444           -           347,222          -
                                                       52,211,891   49,350,053       51,477,222  49,372,448

FULLY DILUTED EARNINGS PER SHARE (2)                     $   0.55     $   0.24         $   0.95    $   0.22

(1) Additional payment to the Company's Thrift and Stock Plan to replace the funding lost under the if-converted method.

(2) Fully diluted earnings per share was reported at $.21 per share on the Statements of Consolidated Income for the six months ended June 30, 1996, as this computation indicates that the items included under the if-converted method were anti-dilutive.